Exhibit (a)(5)(iv)

Sport Chalet Provides Tender Offer Update

Offer Price Subject to Reduction from $1.20 to $1.04

Offer Expires at 12 Midnight New York City Time

at the End of Friday, August 1, 2014

LA CANADA, CA – July 31, 2014 – Sport Chalet, Inc. (NASDAQ: SPCHA, SPCHB) announces that, subject to withdrawal rights, the minimum tender condition to the cash tender offer for all outstanding Class A and Class B shares (the “Shares”) of Sport Chalet (the “Offer”) commenced by an affiliate of Vestis Retail Group, LLC (“Vestis”) pursuant to the Agreement and Plan of Merger announced on June 30, 2014 (the “Merger Agreement”), has been satisfied. The minimum tender condition required that the number of Shares tendered in the Offer, when combined with the Shares that Vestis has agreed to purchase from Sport Chalet’s founding family members, represents at least a majority of the voting power of Sport Chalet. The Offer expires at 12:00 Midnight New York City time, at the end of Friday, August 1, 2014 (the “Expiration Time”),

In order for tendering stockholders to receive the current offer price of $1.20 per Share, the total number of Shares tendered in the Offer prior to the Expiration Time, together with the Shares that Vestis has agreed to purchase from Sport Chalet’s founding family members (for $0.75 per share), must constitute at least 90% of each class of Shares. If the threshold of 90% of each class is not reached, the $1.20 price will be reduced to $1.04. Therefore, to increase the likelihood of receiving consideration of $1.20 per Share, Sport Chalet stockholders are encouraged to tender their Shares in the Offer prior to the Expiration Time. Any Shares not acquired in the Offer are expected to be acquired pursuant to a second-step merger at the same price as paid for Shares tendered in the Offer. Stockholders with questions about the Offer are asked to contact Georgeson Inc., the information agent for the Offer, at (866) 856-6388.

As previously described, the Board of Directors of Sport Chalet unanimously recommends that stockholders of Sport Chalet tender their shares in the Offer.

If the threshold of 90% of each class is not reached, the $1.20 price will be reduced to $1.04, and the Offer will be extended for 10 business days, during which stockholders will have withdrawal rights described in the offer to purchase previously distributed to Sport Chalet stockholders.

This press release and the description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Sport Chalet. Vestis has filed with the Securities and Exchange Commission (“SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal, and other documents relating to the tender offer and

Sport Chalet has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Vestis and Sport Chalet have mailed these documents to stockholders of Sport Chalet. These documents contain important information about the tender offer and stockholders of Sport Chalet are urged to read them carefully. Stockholders of Sport Chalet are able to obtain a free copy of these documents and other documents filed by Sport Chalet with the SEC at www.sec.gov. In addition, stockholders are able to obtain a free copy of these documents from Georgeson Inc. or from Vestis.

About Sport Chalet

Sport Chalet (Nasdaq: SPCHA, SPCHB) is a premier, full service specialty sporting goods retailer featuring the industry’s top sports brands in apparel, footwear, and sports equipment. Founded in 1959 by Norbert Olberz, the company has 50 stores in Arizona, California, Nevada and Utah; an online store at www.sportchalet.com; and a Team Sales division; and offers more than 50 specialty services for the sports enthusiast, including online same day delivery, climbing, backcountry skiing, ski mountaineering, avalanche education, and mountain trekking instruction, car rack installation, snowboard and ski rental and repair, Scuba training and certification, Scuba boat charters, gait analysis, baseball/softball glove steaming and lacing, racquet stringing, and bicycle tune-up and repair at its store locations. For more information, visit Sport Chalet at www.sportchalet.com.

About Vestis Retail Group

Based in Connecticut, Vestis Retail Group was formed by Versa Capital Management and encompasses Bob’s Stores (Bob’s) and Eastern Mountain Sports (EMS). Bob’s is a 60-year-old, award-winning Northeastern retailer of value-oriented footwear, apparel and work wear. EMS is the second largest U.S. multi-channel retailer of human-powered outdoor sports apparel and equipment with stores in the Northeastern and Mid-Atlantic states. More information is available at www.bobstores.com and www.ems.com.

About Versa Capital Management, LLC

Based in Philadelphia, PA, Versa Capital Management is a private equity investment firm with more than $1.4 billion of assets under management focused on control investments in special situations involving middle market companies where value and performance growth can be achieved through enhanced operational and financial management. Versa’s portfolio includes retailers Avenue Stores, EMS and Bob’s Stores; restaurants such as Black Angus Steakhouses; community newspapers under Civitas Media; and manufacturers that service a variety of industries. More information can be found at www.versa.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, including all statements regarding the intent, belief or current expectation of the companies and members of their senior management teams. These forward-looking statements involve significant risks and uncertainties, including those discussed below and others that can be found in Sport Chalet’s Form 10-K for the year ended March 30, 2014, and in any subsequent periodic reports from Sport Chalet on Form 10-Q and Form 8-K. Vestis and Sport Chalet are providing this information as of the date of this news release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. Forward-looking statements can be identified by the use of words such as “will,” “could,” “should,” “may,” “anticipate,” “expect,” “intend,” “estimate,” “believe,” “project,” “plan,” “potential,” “continue,” or other similar expressions.

Forward-looking statements include, without limitation, statements regarding business combinations and similar transactions, prospective performance and opportunities, and the outlook for Vestis’s and Sport Chalet’s businesses, performance and opportunities; the expected timing of the completion of the transactions contemplated by the Merger Agreement; the ability to complete the transactions considering the various closing conditions; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties regarding the two companies’ ability to integrate successfully; uncertainties as to the timing of the Offer and the second-step merger (the “Merger”); uncertainties as to how many of Sport Chalet’s stockholders will tender their stock in the Offer; the possibility that competing offers will be made; the failure of Sport Chalet’s stockholders to approve the Merger; the failure to complete the Offer or the Merger in the timeframe expected by the parties or at all; the possibility that various closing conditions for the transactions may not be satisfied or waived; Sport Chalet’s ability to maintain relationships with employees, customers, or suppliers; the negative effect of the economic downturn and the lack of winter weather on the Sport Chalet’s sales; limitations on borrowing under Sport Chalet’s credit facilities; Sport Chalet’s ability to control operating expenses and costs; the competitive environment of the sporting goods industry in general and in Sport Chalet’s specific market areas; the challenge of maintaining Sport Chalet’s competitive position; Sport Chalet’s ability to maintain the growth of its Team Sales Division and online business; Sport Chalet’s ability to regain or subsequently maintain compliance with the requirements for continued listing of its common stock; and changes in costs of goods and services. These and other risks are more fully described in Sport Chalet’s filings with the SEC.

# # #

Information Agent:

Georgeson Inc.

(866) 856-6388

Sport Chalet Contact:

Howard Kaminsky, Chief Financial Officer

investorrelations@sportchalet.com

818.949.5300 ext. 5728